                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
               CALCULATION OF FULLY DILUTED NET INCOME PER SHARE
               -------------------------------------------------
                          OF COMMON STOCK - UNAUDITED
                          ---------------------------
               (in thousands except for earnings per share data)
               -------------------------------------------------

                                                     SECOND QUARTER ENDED    SIX MONTHS ENDED
                                                     --------------------   -------------------
                                                      JAN. 28,   JAN. 29,   JAN. 28,   JAN. 29,
                                                        1996       1995       1996       1995
                                                     ---------   --------   --------   --------
Net income from continuing operations
  applicable to primary earnings per
  common share                                        $   205    $ 3,252    $   687    $ 4,621

Add back interest and issue expense on
  convertible debentures and notes -
  net of tax adjustment                                   588        699      1,278      1,400
                                                     ---------   --------   --------   --------

Adjusted income from continuing
  operations applicable to common
  stock on a fully diluted basis                          793      3,951      1,965      6,021

Income from discontinued operations -
  net of taxes                                              -        337          -        835
                                                     ---------   --------   --------   --------

Net income applicable to fully diluted
  earnings per share                                  $   793    $ 4,288    $ 1,965    $ 6,856
                                                     =========   ========   ========   ========

Average number of shares outstanding on
  a fully diluted basis:

    Shares used in calculating primary earnings
       per share                                       19,492     18,088     19,090     18,113
    Unexercised options                                   145        170        129        143
    Shares issuable on conversion of debentures
       and notes                                        2,838      5,555      2,838      5,555
                                                     ---------   --------   --------   --------

Average number of shares outstanding on
  a fully diluted basis                                22,475     23,813     22,057     23,811
                                                     =========   ========   ========   ========

Fully diluted net income per share from
  continuing operations                               $  0.04    $  0.17    $  0.09    $  0.25

Income from discontinued operations -
  net of taxes                                              -       0.01          -       0.04
                                                     ---------   --------   --------   --------

Fully diluted net income per
  average common share                                $  0.04    $  0.18    $  0.09    $  0.29
                                                     =========   ========   ========   ========

Note:

Fully diluted net income per average common share is not presented in the Company's Consolidated Statements of Operations for the three-months and six-months periods ending January 28, 1996, as the effect of the assumed conversion of the Company's convertible debentures and notes was anti-dilutive.


                                                                    EXHIBIT 11.2

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